AGREEMENT

                                    BETWEEN

                           NORD RESOURCES CORPORATION

                                      AND

                             MIL (INVESTMENTS) S.A.

                                 April 15, 1996

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT") AND MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON (AS DEFINED HEREIN) PRIOR TO THE FORTY-FIRST DAY AFTER THE CONVERSION DATE REFERRED TO HEREIN.



                               TABLE OF CONTENTS
                                                                      PAGE #

         1.       The Loan................................................2

         2.       1933 Act - Regulation S.................................3

         3.       Annual Stockholder Meeting..............................4

         4.       Information for Proxy Statement.........................5

         5.       Registration Rights.....................................5

         7.       Representations and Warranties of NRC...................6

         8.       Representations and Warranties of Lender...............10

         9.       Deliveries of NRC; Loan Conversion.....................12

         10.      Obligations of Lender..................................15

         11.      Indemnity; Survival.  .................................16

         12.      Public Announcements...................................18

         13.      Brokers and Finders....................................18

         14.      Assignability. ........................................19

         15.      Governing Law; Consent to Jurisdiction.................19

         16.      Entire Agreement.......................................20

         17.      Binding Effect.........................................20

         18.      Notices................................................20

         19.      Further Assurances.....................................21

         20.      Severability...........................................21

         21.      No Third Party Beneficiaries...........................22

         22.      Headings...............................................22

         23.      Counterparts...........................................22

                                      -i-


                               A G R E E M E N T

                  AGREEMENT ("Agreement") made this 15th day of April, 1996, by and between NORD RESOURCES CORPORATION, a Delaware corporation ("NRC" or the "Company"), having its principal place of business at 8150 Washington Village Drive, Dayton, Ohio 45458 and MIL (INVESTMENTS) S.A., a Luxembourg corporation (the "Lender"), having is principal place of business at Boulevard Royal 25B, L-2449, Luxembourg, Luxembourg.

                  WHEREAS, NRC is a public company with its shares of common stock, $.01 par value ("NRC Shares"), listed on the New York Stock Exchange ("NYSE"); and

                  WHEREAS, NRC desires to borrow from Lender, and Lender desires to loan to NRC, the sum of $2,100,000 (the "Loan"), subject to the terms and conditions set forth herein; and

                  WHEREAS, NRC and Lender desire to set forth herein their other agreements and understandings.

                  NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NRC and Lender hereby agree as follows:

     1. The Loan. (a) Lender hereby agrees to make the Loan to NRC and NRC hereby agrees to borrow the amount of the Loan. The Loan has been made to NRC's account at National City Bank, Dayton, Ohio, ABA# 042 200 279 (Account No. 767806130) simultaneously with the execution and delivery of this Agreement, receipt of which is acknowledged by NRC, and NRC has executed an unsecured promissory note in favor of Lender ("Note") evidencing the Loan, the form of Note being annexed hereto as Exhibit A. Lender hereby acknowledges receipt of the Note. The Note provides that, if not converted as described below, it will bear interest at the rate of seven (7%) percent per annum, with the principal and interest due and payable in full on April 15, 1997. Interest on the Loan will accrue from the date of issuance, until paid, unless the Loan is converted pursuant hereto. The Note provides that, in the event that the stockholders of NRC (the "Stockholders") at the next annual meeting of Stockholders, approve ("Stockholder Approval") the conversion of the Loan into NRC Shares ("Loan Conversion"), as required under Rule 312.00 of NYSE, and the NYSE approves ("NYSE Approval") the listing of the Conversion Shares (as defined below), the Loan, immediately upon the latter of such Stockholder Approval or NYSE Approval, as the case may be, will be converted into 840,000 NRC Shares ("Conversion Shares") and the Loan, including all accrued interest thereon, will be cancelled. The Loan Conversion will occur on the Conversion Date (as defined under Section 9(b) below), provided that in no event shall the Conversion Date be later than April 15, 1997. All references hereinafter to the "Conversion Shares" assume that the Loan Conversion has taken place in accordance with the terms of this Section 1 and Section 9(b).

          (b) All amounts paid, transferred or issued to Lender pursuant to this Agreement and the Note (including, without limitation in connection with the Loan Conversion) shall be made free and clear of, and without any deduction or withholding on account of, taxes imposed by the United States of America. If NRC is required to make any deduction or withholding on account of any such tax, then;

               (i) the amount to be paid, transferred or issued to Lender shall be increased to the extent necessary to ensure that after the making of that deduction or withholding, Lender receives on a net after tax basis what it would have received had no such withholding been required or made;

               (ii) NRC shall indemnify Lender on an after tax basis against any such tax and all claims, liabilities and related costs and expenses of Lender in connection with the imposition or assertion of any such tax; and

               (iii) Notwithstanding anything to the contrary contained in this
Section 1(b), if the Note is assigned in whole or in part and such deduction or withholding is required from the amount to be paid, transferred or issued pursuant to this Agreement or the Note (including, without limitation, in connection with the Loan Conversion) to the assignee whereas it would not have been required had it been paid, transferred or issued to the original Lender, the provisions of this Section 1(b) shall not apply.


     2. 1933 Act - Regulation S.

          (a) The Conversion Shares are being offered and, if issued, will be sold in an offshore transaction pursuant to Regulation S ("Regulation S") promulgated by the Securities and Exchange Commission ("SEC") under the 1933 Act.

          (b) The Conversion Shares have not been and will not be registered under the 1933 Act, except as provided for in Section 5 below. Lender acknowledges and agrees that from the Conversion Date until the forty-first
(41st) day after the Conversion Date (the "Restricted Period"), the Conversion Shares may not be offered, sold or delivered within the United States or to, or for the account or benefit of, any U.S.Person (as defined in Rule 902(o) promulgated by the SEC under the 1933 Act), unless the Conversion Shares are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

          (c) Certificates representing the Conversion Shares during the Restricted Period will contain a restrictive legend, the form of which is annexed hereto as Exhibit B, prohibiting the offer, sale or delivery of the Conversion Shares within the United States or to, or for the account or benefit of, any U.S. Person during the Restricted Period.

     3. Annual Stockholder Meeting. (a) NRC agrees to use its best efforts to take all actions necessary to hold its annual meeting of Stockholders ("Annual Meeting") on June 4, 1996, or the earliest possible date thereafter which provides at least thirty (30) days between proxy mailing and the meeting date ("Meeting Date"), and to use its best efforts to obtain Stockholder Approval at such meeting or any adjournment thereof. Such actions shall include, without limitation, soliciting proxies for approval of the Loan Conversion and, in connection therewith, recommending that Stockholders vote in favor of the proposal seeking such approval. The Board of Directors of NRC have heretofore unanimously approved the transactions contemplated under this Agreement, including the Loan Conversion, and has unanimously resolved to recommend approval of the Loan Conversion by NRC's Stockholders. NRC agrees to set the record date for the annual meeting for April 16, 1996. The parties acknowledge and understand that NRC must submit a preliminary proxy statement to the SEC for review, which NRC intends to do within two (2) business days after the date of this Agreement.

          (b) During the period from the date hereof and continuing until the Meeting Date or any adjournment or postponement thereof, NRC shall not (i) offer, sell, contract to sell or otherwise issue or dispose of any NRC Shares or any other securities of NRC, and any other securities that are convertible into or exchangeable for or that represent the right to receive NRC Shares or any other securities of NRC (other than pursuant to existing warrants, options and other convertible securities as set forth in the Form 10-K), or (ii) announce or effect any stock split, stock dividend, stock combination, reverse stock split, stock reclassification or reorganization with respect to NRC Shares or any other security of NRC.

     4. Information for Proxy Statement. Concurrently herewith, Lender shall provide information regarding its principals and affiliates as well as its nominees to the Board (as provided for in the Stock Agreement (as defined below)) to NRC and such other information as NRC shall reasonably request (consistent with applicable SEC disclosure requirements) so that NRC can include such information in its proxy statement (the information so provided being referred to as the "Lender Proxy Information").

     5. Registration Rights. NRC hereby grants to Lender the registration rights and "piggy-back registration rights" regarding the Conversion Shares as set forth on Exhibit C annexed hereto, all of which are incorporated herein by reference.

     6. New York Stock Exchange.

          (a) NRC covenants and agrees to make application to list the Conversion Shares with the NYSE immediately after Stockholder Approval has been obtained.

          (b) Promptly following the date hereof, NRC, in conjunction with counsel for Lender, shall request in writing that the NYSE confirm that the 3,160,000 NRC Shares ("Other Shares") issued to Lender by NRC pursuant to that certain Stock Purchase and Sale Agreement dated April 15, 1996 ("Stock Agreement") may be voted by Lender at the Annual Meeting in favor of the Share Conversion. Unless the NYSE objects to the Lender voting its Other Shares, Lender shall vote the Other Shares in favor of the Share Conversion.

     7. Representations and Warranties of NRC. NRC hereby represents and warrants to Lender as of the date hereof, and, except as to subsections (d),
(g), (h) and (i) below, as of the Conversion Date, as follows:


                           (a) NRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as now being conducted and to own or lease the assets and properties it now owns or holds under lease.

                           (b) NRC has full corporate power and authority to execute and deliver this Agreement and to execute the Note and, subject to obtaining the Stockholder Approval and NYSE Approval, to issue the Conversion Shares and to consummate the transactions contemplated on its part hereby.

                           (c) Prior to the date hereof, the Board of Directors of NRC has duly approved this Agreement and the Note and has duly authorized the execution and delivery of this Agreement and the Note and the consummation of the transactions contemplated hereby. This Agreement and the Note have been duly executed and delivered by NRC and constitute the legal, valid and binding obligations of NRC enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (collectively, the
                                    "Enforceability Exceptions"). The Conversion
                                    Shares have been duly authorized by NRC and, subject to the satisfaction of the conditions set forth in Section 9(b) below, will be validly issued, fully paid and nonassessable.

                           (d) The authorized capital stock of NRC consists of 25,000,000 NRC Shares, 15,838,408 NRC Shares being issued and outstanding as of the date hereof (which amount is being increased concurrently herewith by the Other Shares) and 1,915,113 NRC Shares being reserved for issuance upon the exercise of currently outstanding options, warrants and other securities convertible into NRC Shares, all of which are described in the Form 10-K (as defined below). All of the issued and outstanding NRC Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in the Form 10-K, as of the date of this Agreement, there are no preemptive rights, options, warrants, calls, commitments or agreements of any nature to which the Company or any subsidiary or affiliate is a party or by which any of them is bound calling for the issuance or sale of shares of any class of capital stock of NRC or securities convertible into or exchangeable for shares of such capital stock. As of the date of this Agreement, neither the Company nor any of its subsidiaries or affiliates is a party to or otherwise bound by any agreement, instrument or commitment for the issuance, purchase or repurchase of any shares of capital stock of the Company, or entitled to the benefit of any option, right of first refusal or other elective privilege to purchase any shares of capital stock of the Company. Neither NRC nor any of its subsidiaries or affiliates has heretofore granted to any person (i) the right to cause NRC to register any NRC Shares beneficially owned by such person under the 1933 Act or
                                    (ii) the right to include any NRC Shares beneficially owned by such person in any registration statement filed by NRC under the 1933 Act.

                           (e) Neither the execution and delivery of this Agreement or the Note by NRC, nor the consummation of the transactions contemplated herein or therein, will, with or without notice and/or the passage of time, or both, (i) violate or result in a breach of or constitute a default under NRC's certificate of incorporation or by-laws, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public or governmental body, agency or authority applicable to the Company or any subsidiary or affiliate of the Company or by which any of their respective properties or assets may be bound, the violation of which could result in or reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of NRC and its subsidiaries, taken as a whole (" Material Adverse Effect"), (iii) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public or governmental body, agency or authority, the failure of which could result in a Material Adverse Effect, or (iv) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage or other evidence of indebtedness, indenture, license, permit, concession, agreement or other instrument or obligation to which the Company or any subsidiary or affiliate is a party, or by which any of them or any of their respective properties or assets may be bound, which could result in a Material Adverse Effect.

                           (f) Subject to Stockholder Approval, NYSE Approval and compliance with Section 9(b) below, NRC has the absolute right, power, and authority to sell the Conversion Shares so as to vest in Lender complete and absolute title to the Conversion Shares free and clear of any lien, encumbrance, charge or claim and to execute, deliver and carry out the terms and provisions of this Agreement without the approval or consent of
                                    any third party.   At the Conversion Closing
                                    (as defined below), the Company will deliver to the Lender good and valid title to the Conversion Shares, free and clear of all liens, security interests, options, charges, beneficial interests, claims and encumbrances of any kind, except for restrictions on transfer imposed by this Agreement and under applicable securities laws.

                           (g) NRC has delivered to Lender a copy of its Annual Report on Form 10-K for the year ending December 31, 1995 (including exhibits and any amendments thereto) filed with the SEC ("Form 10-K"). As of their respective dates, neither the Form 10-K nor, to the best of knowledge of the executive officers of NRC, any other securities law filing made by NRC with the SEC since January 1, 1994, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect. Except as disclosed in the Form 10-K, since December 31, 1995, (i) there has not been any change, or any development involving a prospective change, which has had or could reasonably be expected to have a Material Adverse Effect, (ii) NRC and its subsidiaries have conducted their business only in, and have not engaged in any transaction other than in the ordinary course and consistent with past practices prior to such date, and (iii) there has been no material change in any accounting principles or practices of NRC. Other than the business of NRC disclosed in the Form 10-K, NRC is not engaged in any other business that is material to its financial condition or results of operations. The Form 10-K discloses all defaults under contracts, agreements and instruments to which NRC or its subsidiaries are a party, where such defaults could have a Material Adverse Effect.

                           (h) There are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened against, relating to or involving the Company or any subsidiary or affiliate of the Company or any properties or rights of the Company or any subsidiary or affiliate, before any court, arbitrator or administrative or governmental body, domestic or foreign, which if adversely determined would have a Material Adverse Effect. There are no such suits, actions, claims, proceedings or investigations pending or, to the best knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement.

                           (i) Neither the Company nor any subsidiary or affiliate of the Company is in violation of or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over any of them or over any part of their operations or assets, except for such violations and defaults which individually or in the aggregate would not have a Material Adverse Effect.

                           (j) The Company is not an investment company, or a company controlled by an investment company, within the meaning of the

                                    Investment Company Act of 1940, as amended.

                           (k) The Company is a "reporting company" as defined in Rule 902 of Regulation S. The Company is in full compliance with all filing obligations under Section 13 of the Securities Exchange Act of 1934 as amended ("1934 Act"). The Company has not offered the Conversion Shares to any person in the United States, any identifiable groups of U.S. citizens abroad, or to any U.S. Person. In connection with the transactions contemplated by this Agreement, the Company has not conducted any "directed selling efforts", as that term is defined in Rule 902 of Regulation S, nor has the Company conducted any general solicitation relating to the offer and sale of the Conversion Shares to persons resident within the United States or elsewhere.

                           (l) The transactions contemplated hereby do not effect a "change of control" under any material agreement to which NRC or any of its subsidiaries or affiliates is a party.


     8. Representations and Warranties of Lender. Lender hereby represents and warrants to NRC as of the date hereof and as of the Conversion Date, as follows:

                           (a) Lender is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg and has full corporate power and authority to conduct its business as now being conducted and to own or lease the assets and properties it now owns or holds under lease.

                           (b)      Lender has full corporate power and
                                    authority to execute and deliver this
                                    Agreement and to make the Loan and to
                                    consummate the transactions contemplated on its part hereby.

                           (c) The Board of Directors (or equivalent) of the Lender has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Lender and constitutes the legal, valid and binding obligations of Lender enforceable in accordance with its terms, subject to the

                                    Enforceability Exceptions.

                           (d) Neither the execution and delivery of this Agreement by Lender, nor the consummation of the transactions herein contemplated, will, with or without notice and/or the passage of time, or both, (i) violate or result in a breach of or constitute a default under its organizational documents, (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public or governmental body, agency or authority applicable to the Lender or by which its properties or assets may be bound, the violation of which could result in or reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Lender and its subsidiaries, taken as a whole ("MIL Material Adverse Effect"), (iii) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public or governmental body, agency or authority, the failure of which could result in a MIL Material Adverse Effect, or (iv) result in violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage or other evidence of indebtedness, indenture, license, permit, concession, agreement or other instrument or obligation to which the Lender is a party, or by which it or its properties or assets may be bound, which could result in a MIL Material Adverse Effect.

                           (e) The Lender is neither a U.S. Person nor a Distributor (as defined in Regulation 902(c) promulgated by the SEC under the 1933 Act).

                           (f) Lender was outside of the United States at the time the offer to sell the Conversion Shares was made to the Lender and the Lender was outside the United States at the time the Lender executed this Agreement and will be outside the United States on the Conversion Date. The offer to sell the Conversion Shares was directly communicated to the Lender. At no time was the Lender presented with or solicited by any leaflets, newspaper or magazine article, radio or television advertisement or any other form of general advertising or solicited or invited to attend a promotional meeting.

                           (g) The Lender has been advised that the sale of the Conversion Shares to the Lender has not been registered under the 1933 Act or registered or qualified under state securities laws, and that, until the expiration of the Restricted Period, the Conversion Shares may not be offered, sold or delivered in the United States or to, or for the account or benefit of, any U.S. Person unless the Conversion Shares are registered under the 1933 Act or an exemption from the registration requirements of the 1933 Act is available. The Lender acknowledges that no representation, warranty or guaranty, express or implied, has been given to the Lender by NRC or any officer, director, agent, or employee of, legal counsel to, or any other person connected with, NRC regarding the availability at any time of an exemption from registration under the 1933 Act for any offer, sale or other transfer or disposition of the Conversion Shares by the Lender; and the Lender further understands and agrees that the availability of any such exemption from registration must be determined solely by the Lender and the Lender's own legal counsel based on the particular facts and circumstances existing at the time of the proposed transaction.

                           (h) The Lender has not offered or sold, and agrees that it will not offer or sell, any Conversion Shares directly or indirectly in the United States or to, or for the benefit, or account of, any U.S. Person prior to the expiration of the Restricted Period, unless the offer and sale of such Conversion Shares is registered under the 1933 Act and any applicable state securities laws, or exemptions from the registration requirements thereof are available; and that, thereafter, such Conversion Shares may be offered or sold in the United States or to, or for the account or benefit of, any U.S. Person only in compliance with the registration requirements of the 1933 Act and any applicable State Act, or pursuant to available exemptions from such registration requirements, or pursuant to the requirements of Regulation S. The Lender further represents and warrants that it will not, through any short sale, long sale or other hedging transaction, engage in any transaction with the Conversion Shares prior to the expiration of the Restricted Period which would reduce the Lender's risk of ownership or investment in the Conversion Shares.

                           (i) Lender has received from NRC the Form 10-K and has had access to the books and records, officers, employees and properties of NRC and its subsidiaries and affiliates and has conducted its own due diligence in connection with the transaction contemplated by this Agreement.


                           (j) The Lender Proxy Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading in any material respect.

     9. Deliveries of NRC; Loan Conversion.   (a) Concurrently herewith, NRC
shall deliver to Lender the following:

                           (i)      An original executed Note;

                           (ii) A secretary's certificate, certifying resolutions of the Board which, among other things, approve the execution and delivery of this Agreement, the actions required under Section 3 hereof and the carrying out of the transactions contemplated hereby; and

                           (iii) an opinion of Spitzer & Feldman P.C., counsel to NRC, in form and substance acceptable to Lender.

          (b) The provisions of this Section 9(b) shall govern the procedures whereby the Loan Conversion shall take place.

                           (i)      NRC shall provide written notice to Lender
of the date on which the latter of the Stockholder Approval or the NYSE Approval occurs. Such notice shall establish the time and place (the "Conversion Closing") at which the following deliveries shall be made by the parties, all of which shall be effected in a manner consistent with the requirements of Regulation S.



                  (A) NRC. NRC shall make the following deliveries to Lender at the Conversion Closing:

                           (1) An original executed and issued stock certificate registered in the name of Lender and representing the Conversion Shares, which shall contain the legend set forth in Exhibit A hereto;

                           (2)      A certificate, duly executed by the
                                    Chairman, Senior Vice President-Finance or
                                    Secretary of NRC as to the absence of any Event of Default (as defined in the Note); and

                           (3) Evidence reasonably satisfactory to Lender and its counsel that Stockholder Approval and NYSE Approval have been obtained.

                  (B) Lender. Lender shall deliver the original executed Note, duly marked "cancelled" to NRC at the Conversion Closing.


                           (ii)     Upon satisfaction by each party of the
foregoing conditions and deliveries, the Loan Conversion shall be deemed to have occurred without the need for any further action by either party. The date on which such Loan Conversion shall occur is referred to herein as the "Conversion Date". Notwithstanding anything to the contrary herein, if an Event of Default shall have occurred on or prior to the Conversion Date, the Loan Conversion shall not occur unless Lender provides a further written notice to NRC at the Conversion Closing pursuant to which Lender elects to proceed with the Loan Conversion notwithstanding such Event of Default.

                           (iii)     NRC represents and warrants that no
instructions restricting the free transferability of the Conversion Shares have been, and NRC covenants and agrees that no such restrictions will be, lodged with the transfer agent for the NRC Shares, other than a "stop transfer" instruction to remain in force only until the end of the Restricted Period for resales into the United States or to, or for the account or benefit of, any U.S. Person, and that such Conversion Shares shall otherwise be freely transferable on the books and records of NRC and such transfer agent. Upon surrender of the initial certificates representing the Conversion Shares to NRC after expiration of the Restricted Period, NRC shall promptly instruct its transfer agent to issue one or more replacement certificates representing the Conversion Shares without any restrictive legends thereon or "stop transfer" instructions applicable thereto, in the name of Lender and in such denominations as Lender shall specify. Nothing herein, however, shall affect in any way Lender's obligations and agreements to comply with all securities laws upon resale of the Conversion Shares.




                  (c) The parties hereto acknowledge and agree that the failure of either party to comply timely with its obligations and agreements under
Section 9(b) of this Agreement will cause irreparable harm and injury to the other party for which there is no adequate remedy at law. Therefore, either party, in addition to any rights and/or remedies it may have at law, may specifically enforce the terms and provisions of Section 9(b) of this Agreement.

                  (d) NRC hereby covenants and agrees to reserve, out of its authorized but unissued share capital, a total of 840,000 NRC Shares, unless and until (i) the rejection by the Stockholders of the Loan Conversion, (ii) the refusal of the NYSE to list the Conversion Shares, or (iii) the election by Lender to not proceed with conversion following an Event of Default.


     10. Obligations of Lender. Concurrently herewith, Lender shall deliver to NRC the following:

                           (a) The Loan by wire transfer of federal funds to the account identified in Section 1 above by NRC; and

                           (b) A secretary's certificate certifying the resolutions of the board of directors of Lender which, among other things approve the execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby.

                  11.      Indemnity; Survival.

                           (a)      NRC hereby agrees to indemnify, defend, save
and hold Lender harmless from and against any and all damage, liability, loss, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees, other costs and expenses incident to any suit, action or proceeding) (collectively, "Losses") incurred or sustained by Lender which arise out of or result from any breach of any representation, warranty or covenant of NRC contained herein; provided however, that the indemnity with respect to any representation and warranty shall terminate as of the first date, if any, on which such representation or warranty ceases to survive pursuant to subsection (d) hereof.

                           (b)      Lender hereby agrees to indemnify, defend,
save and hold NRC harmless from and against any and all Losses incurred or sustained by NRC which arise out of or result from any breach of any representation, warranty or covenant of Lender contained herein; provided, however, that the indemnity with respect to any representation and warranty shall terminate as of the first date, if any, on which such representation or warranty ceases to survive pursuant to subsection (d) hereof.

                           (c)(i)    Promptly after the assertion of any claim
or the commencement of any action or proceeding with respect to any Loss for which indemnity is provided pursuant to this Section, the party seeking such indemnification shall notify the indemnifying party of such assertion or proceeding; provided, however, that the failure promptly to give such notice shall not affect any indemnified party's rights hereunder except to the extent that such failure shall adversely affect any indemnifying party or its rights hereunder in any material respect. The indemnified party shall advise the indemnifying party of all material facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party's sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (A) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (B) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and, in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing or conflicting interests between them.

                           (ii)    The indemnified party shall have the right to
settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within twenty (20) calendar days after receiving notice of the claim or liability in accordance with (i) above notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense.

                           (iii)    Except as otherwise provided in (ii) above,
an indemnifying party shall not be liable under this Section for any settlement effected, without its consent (which shall not be unreasonably withheld or delayed) of any claim or liability or proceeding for which indemnity may be sought hereunder. The indemnifying party may settle any claim without the consent of the indemnified party provided that such settlement or release does not require any payment, or impose any liability or obligation on, by the indemnified party or does not materially adversely affect the rights, duties or obligations of the indemnified party hereunder or otherwise.

                           (d)      The representations and warranties of the
parties contained herein shall survive for one (1) year from the date hereof. The expiration of any representation or warranty or indemnification provided herein shall not affect any claim thereon made by the giving of written notice by a party to the other in the manner provided in subsection (c) above prior to the date of such expiration. All covenants and agreements of the parties contained herein shall survive indefinitely, except as otherwise provided herein.

     12. Public Announcements. The parties hereto agree to coordinate the release of public information relating to this Agreement and, except as otherwise required by applicable law, rule or regulation, will not release any information without the prior written consent of the other party hereto.

     13. Brokers and Finders. Lender and NRC each represent and warrant to the other that it has dealt with no broker or finder in connection with this transaction. This representation shall survive the closing hereunder.


     14. Assignability.   Neither this Agreement nor any rights, obligations or
claims hereunder may be assigned, except that upon prior written notice to NRC, Lender shall have the right to assign this Agreement and the rights, obligations and claims hereunder to Jean- Raymond Boulle, or to any entity controlled by Mr. Boulle, provided that Mr. Boulle thereafter continues to remain in control of such entity (the terms "controlled" and "control" shall have the meanings ascribed to them in Rule 12b-2 promulgated by the SEC under the 1934 Act). Any partial assignment of this Agreement and the rights, obligations and claims hereunder in conjunction with the transfer of some, but not all of the Conversion Shares, shall not affect NRC's obligation under Section 1 of Exhibit C hereto.

     15. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to the conflicts-of-laws principles thereof. Each of the parties hereby irrevocably (a) submits to the exclusive jurisdiction of, and agrees that any action, suit or other proceeding at law, in equity or otherwise, shall only be brought in the Supreme Court, New York County, or Federal District Court for the Southern District of New York, for the purpose of any such suit, action or other proceeding arising out of or based upon this Agreement or the transactions contemplated hereby ("Action"); (b) waives, to the extent not prohibited by applicable law, rule or regulation, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that any such person is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that any such action brought in the aforementioned court is brought in an inconvenient forum, that the venue of any such action brought in the aforementioned court is improper, or that this Agreement, or the transactions contemplated hereby enforced in or by such court, and (c) consents to service of process in any such Action by recognized international courier service. Nothing herein shall affect the right to serve process in any other manner permitted by law.

     16. Entire Agreement. This Agreement embodies the entire understanding and agreement of the parties hereto in relation to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto. None of the terms and conditions of this Agreement may be changed, modified, waived or cancelled orally or otherwise except by a writing signed by the parties hereto, specifying such change, modification, waiver or cancellation. A waiver at any time of compliance with any of the terms and conditions of this Agreement shall not be considered a modification, cancellation or waiver of such terms and conditions of any preceding or succeeding breach thereof unless expressly so stated.

     17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     18. Notices. Any notice or other communication required or desired to be given shall be in writing and shall be sent by facsimile with confirming copy by recognized international courier service. Each such notice shall be deemed given upon delivery by such courier service to the following respective addresses, which any party may change as to such party upon ten (10) days' notice to the other party:


                           To NRC: 8150 Washington Village Drive Dayton, Ohio 45458
                                            Facsimile No.: (513) 435-7285

                           With a copy to:  Spitzer & Feldman P.C.
                                            405 Park Avenue
                                            New York, NY 10022-4405
                                            Attn:  Kenneth Gliedman, Esq.
                                            Facsimile No.:  (212) 838-7472

                           To Lender:       Boulevard Royal 25B
                                            L-2449
                                            Luxembourg, Luxembourg
                                            Attn: Ms. Martine Doyle
                                            Facsimile No.: 011-352-222413

                           With a copy to:  Coudert Brothers
                                            1114 Avenue of the Americas
                                            New York, NY 10036-7703
                                            Attn:   James C. Colihan, Esq.
                                            Facsimile No.: (212) 626-4120

     19. Further Assurances. At any time and from time to time after the execution and delivery hereof, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

     20. Severability. The invalidity or unenforceability of any particular provision of this Agreement or portions thereof, shall not affect the other provisions or portions thereof, and this Agreement shall be construed in all respects as if any such invalid or unenforceable provisions or portions thereof were omitted.

     21. No Third Party Beneficiaries. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     22. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                       NORD RESOURCES CORPORATION


                                       By:



                                       MIL (INVESTMENTS) S.A.


                                       By:

                                           Ekehart Kessel, Administrator


                                       By:

                                           Edmond Van de Kleft, Administrator




                                PROMISSORY NOTE

US$2,100,000.00                                             April 15, 1996


         FOR VALUE RECEIVED, the undersigned NORD RESOURCES CORPORATION
(the "Maker"), a corporation duly organized and existing under the laws of the State of Delaware, hereby promises to pay to the order of MIL (INVESTMENTS) S.A. (the "Payee"), at Boulevard Royal 25B, L-2449, Luxembourg, Luxembourg, or at such other place as the Payee may direct by written notice to Maker, the principal sum of Two Million One Hundred Thousand ($2,100,000.00) United States Dollars, with interest at the rate of seven (7%) percent per annum ("Interest Rate").

         Interest on this Note at the Interest Rate shall accrue and be computed from the date hereof until the date of payment of the principal balance hereof, and be due and payable, together with the principal balance of this Note, on April 15, 1997. Payment of principal and interest on this Note shall be made upon the surrender of this Note at the office of Maker at 8150 Washington Village Drive, Dayton, Ohio 45458, by wire transfer of immediately available funds to the account of the Payee as designated by Payee in writing to Maker.

         This Note is being given pursuant to that certain Agreement dated April 15, 1996 between Maker and Payee ("Agreement").

         Subject to, and upon compliance with the provisions of Section 9(b) of the Agreement, this Note shall automatically be converted in whole into 840,000 fully paid and non-assessable shares of the common stock, $.01 par value (the "Common Stock"), of Maker (the "Conversion Shares"), subject to adjustments from time to time to take account of any stock splits, stock dividends, stock combinations, reverse splits, stock reclassification or reorganization by Maker or the merger of Maker with or into any other entity which occur prior to the Conversion Date (as defined in the Agreement). Subject to compliance with
Section 9(b) of the Agreement, such conversion shall occur upon the later of:
(a) the approval of such conversion by the stockholders of Maker as required under the rules of the New York Stock Exchange ("NYSE") and (b) the listing of such Conversion Shares on the NYSE, provided that in no event shall such conversion occur later than April 15, 1997.

         Maker's delivery to Payee of the fixed number of shares of Common Stock into which this Note is convertible will cancel Maker's obligation to pay the principal amount of this Note, plus accrued interest, for the period from the issue date of this Note to the Conversion Date.

         Upon the conversion of this Note into Conversion Shares, and contemporaneously with the delivery of the Conversion Shares to Payee, Payee shall surrender this Note, marked "cancelled", at the Conversion Closing (as defined in the Agreement).

         Subject to Section 9(b) of the Agreement, this Note shall be deemed to have been converted immediately prior to the close of business on the Conversion Date, and at such time the rights of Payee as holder shall cease, and Payee shall be treated for all purposes as the record holder of the Conversion Shares at such time.

         All shares of Common Stock delivered upon such conversion of this Note shall bear a restrictive legend as set forth on Exhibit A annexed to the Agreement and such shares of Common Stock shall be subject to the restrictions on transfer provided in such legend.

         If an Event of Default (as hereinafter defined) occurs or is continuing, then the Payee may declare the principal and interest accrued on the principal balance of this Note to be due and payable immediately, by a notice in writing to Maker, and upon any such declaration such principal and interest shall become immediately due and payable. If an Event of Default specified in paragraphs (b) or (c) of the definition of "Event of Default" below occurs, the principal of, and accrued interest thereon, this Note shall ipso facto become immediately due and payable without any declaration or other act by any person. Maker hereby agrees to pay all reasonable costs and expenses of Payee (including, without limitation, reasonable attorneys' fees) in connection with any collection proceeding relating to this Note. In addition to the foregoing and notwithstanding anything to the contrary contained in this Note, if the Conversion Date occurs on or after an Event of Default, this Note shall only be converted into Conversion Shares at the election of the Payee as further provided in Section 9(b) of the Agreement.

         For purposes hereof, each of the following events shall constitute an "Event of Default":

         (a) default in the payment of the principal and accrued interest of this Note at its maturity;

         (b) the entry of a decree or order by a court having jurisdiction in the premises adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Maker under Federal bankruptcy law or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of Maker or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or

         (c) the institution by Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of Maker or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Maker in furtherance of any such action.

         All payments hereunder shall be made in lawful money of the United States of America.

         All amounts paid, transferred or issued to Payee pursuant to the Agreement and this Note (including, without limitation, in connection with the Loan Conversion) shall be made free and clear of, and without any deduction or withholding on account of, taxes imposed by the United Sates of America. If Maker is required to make any deduction or withholding on account of any such tax then:

               (i) the amount to be paid, transferred o issued to Payee shall be increased to the extent necessary to ensure that after the making of that deduction or withholding, Payee receives on a net after tax basis what it would have received had no such withholding been required or made; and

               (ii) Maker shall indemnify Payee on an after tax basis against any such tax and all claims, liabilities and related costs and expenses of Payee in connection with the imposition or assertion of any such tax.

Notwithstanding anything to the contrary contained in this Note, if the Note is assigned in whole or in part and such deduction or withholding is required from the amount to be paid, transferred or issued pursuant to the Agreement and this Note (including, without limitation, in connection with the Loan Conversion) to the assignee whereas it would not have been required had it been paid, transferred or issued to the original Payee, the provisions of this paragraph shall not apply.

         Neither this Note nor any rights, obligations or claims hereunder may be assigned, except that upon prior written notice to Maker, Payee shall have the right to assign this Note and the rights, obligations and claims hereunder to Jean-Raymond Boulle, or to any entity controlled by Mr. Boulle, provided that Mr. Boulle thereafter continues to remain in control of such entity (the terms "controlled" and "control" shall have the meanings ascribed to them in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Act of 1934, as amended).

         Notwithstanding anything to the contrary contained in this Note, neither this Note nor any rights, obligations or claims hereunder shall be assigned at any time while this Note may be converted, subject to compliance with Section 9(b) of the Agreement, to Conversion Shares, unless the proposed assignee delivers an agreement to Maker in form and substance reasonably acceptable to Maker whereby the proposed assignee makes the representations to Maker set forth in Sections 8(e) to 8(i) of the Agreement.

         This Note shall be governed by and construed in accordance with the laws of the State of New York. Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other provision hereof. The Maker hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with this Note. The liability of the Maker shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented by the Payee, including, but not limited to, any extension of time, renewal, waiver or other modification. Any failure of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

                                       NORD RESOURCES CORPORATION

                                       By: _________________________________
                                           Name:  Edgar F. Cruft
                                           Title: Chairman


                                   EXHIBIT B
                                      TO
                                   AGREEMENT

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE:
                  (I) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION; AND (II) MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES, OR TO OR FOR THE ACCOUNT OR BENEFIT OF ANY U.S. PERSON (AS DEFINED BELOW) WITHIN FORTY (40) DAYS AFTER THE DATE OF THIS CERTIFICATE, EXCEPT IN ACCORDANCE WITH REGULATION S PROMULGATED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE 1933 ACT ("REG S"). "U.S. PERSON" SHALL HAVE THE MEANING ASCRIBED TO IT IN REGULATION 902(O) UNDER REG S.



                            EXHIBIT C TO AGREEMENT

               REGISTRATION AND "PIGGY-BACK" REGISTRATION RIGHTS

         ALL DEFINED TERMS USED HEREIN WHICH ARE NOT OTHERWISE DEFINED SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE AGREEMENT TO WHICH THIS
         EXHIBIT IS ATTACHED.


     1. Demand Registration. (a) Subject to Section 1(b) and Section 3 below, at any time after the date hereof if at the time Lender (or the successors and permitted assigns of Lender, who for purposes of this Exhibit C shall be deemed to be included within the term "Lender") shall hold of record collectively at least 500,000 shares of unregistered Common Stock, Lender (or, if there are one or more permitted assignees of Lender, persons holding a majority of the Conversion Shares) shall have the right to cause NRC to effect a registration under the 1933 Act of such Conversion Shares for an underwritten public offering of all or part of such Conversion Shares (collectively, "Registrable Securities") by delivering written notice of its demand to cause NRC to effect such a registration to NRC, specifying the number of shares of Registrable Securities to be included in such registration and the intended method of distribution thereof (the "Demand Registration Request"). NRC shall, as expeditiously as possible under the circumstances, use its best efforts to effect the registration under the 1933 Act and to effect any notification, registration or qualification under any applicable state securities law of the Registrable Securities which NRC has been so requested to register in the Demand Registration Request for disposition in accordance with the intended method of disposition stated in the Demand Registration Request (except that NRC shall not be obligated to list any of its securities on any additional stock exchange or register or comply with any laws, rules or regulations of any foreign government or agency) and all to the extent necessary to permit the sale or other disposition by Lender of Registrable Securities to be so registered in accordance with the method of distribution set forth in the Demand Registration Request.

                  (b) The demand registration rights granted in Section 1(a) above can only be exercised concurrently with the exercise by Lender of the registration rights granted to Lender by NRC pursuant to that certain Stock Purchase and Sale Agreement dated April 15, 1996.

                  (c) Subject to Section 3 below, NRC may elect to include in any registration statement and offering made pursuant to this Section 1 authorized unissued NRC Shares or NRC Shares held by NRC as treasury shares; provided, that such NRC Shares shall be permitted to be included in such registration only to the extent that it is pursuant to and subject to the terms of the underwriting agreement or arrangements entered into by the Lender exercising the demand registration rights granted under this Section 1.

     2. "Piggy-Back" Registrations. If at any time NRC proposes to register any of its equity securities under the 1933 Act on a registration statement for purposes of a sale by NRC of such equity securities for its own account, whether in connection with a public offering by NRC, a public offering by stockholders, or both, including, without limitation, by means of any shelf registration pursuant to Rule 415 under the 1933 Act or any similar rule or regulation (other than a registration on Form S-8 or any successor or similar form then in effect and other than a registration pursuant to Section 1 hereof), each such time NRC shall give prompt written notice (the "NRC Notice") of its intention so to do to Lender if Lender holds of record any Registrable Securities. Subject to Section 3, upon the written request of Lender given within fifteen (15) days of the receipt of any such NRC Notice (which request shall specify the Registrable Securities held of record intended to be disposed of by Lender and the intended method of distribution thereof ("Lender's Notice")), NRC will use its best efforts to effect the registration under the 1933 Act, and to include in such registration statement the number of shares of Registrable Securities set forth in the Lender's Notice then owned by Lender, as well as to include such Registrable Securities in any notifications, registrations or qualifications under any state securities laws which shall be made or obtained with respect to the equity securities being registered by NRC, in each case to the extent necessary to permit the sale or other disposition of the Registrable Securities to be so registered in accordance with the method of distribution set forth in the Lender's Notice. Lender shall have the right to withdraw a request to include Registrable Securities in any registration statement to be filed pursuant to this Section 2 by giving written notice to NRC of its election to withdraw such request at least ten (10) days prior to the proposed filing date of such registration statement.

     3. Allocation of Securities Included in Registration Statement. If the managing underwriter for any offering pursuant to Section 1 or Section 2 above shall advise NRC and Lender in writing that the inclusion in any registration effected pursuant to Section 1 or Section 2 of some or all of the Registrable Securities, NRC Shares or NRC equity securities sought to be registered pursuant thereto creates a substantial risk that the proceeds or the price per unit NRC or Lender will derive from such registration will be reduced or that the number of securities to be registered (including NRC Shares, NRC equity securities and the Registrable Securities sought to be registered) is too large a number to be reasonably sold, NRC will include NRC Shares, or NRC equity securities, or Registrable Securities, as the case may be, in such registration to the extent which NRC is so advised can be sold in such offering based on the following priorities:

                  (a) if such registration is pursuant to Section 1 above, a first priority shall be given to the Registrable Securities held by Lender; a second priority shall be given to NRC Shares sought to be registered by NRC; and a third priority shall be given to any other equity securities as to which NRC may in the future grant registration rights; or

                  (b) if such registration is pursuant to Section 2 above, a first priority shall be given to NRC Shares sought to be registered by NRC; a second priority shall be given to the Registrable Securities held by Lender requested to be included in such registration; and a third priority shall be given to any other equity securities as to which NRC may in the future grant registration rights.


     4. Indemnification.

                  (a) In the event NRC effects any registration under the 1933 Act of any Registrable Securities pursuant to this Exhibit C, NRC shall indemnify, to the extent permitted by law, and hold harmless Lender and any underwriter, any officer, director, employee or agent of Lender or underwriter, and each other person, if any, who controls Lender or underwriter within the meaning of Section 15 of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, or actions in respect thereof ("Claims"), to which each such indemnified party becomes subject, under the 1933 Act or otherwise, insofar as such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or any amendment or supplement thereto or any document filed under a state securities or blue sky law (collectively, "Registration Documents") or insofar as such Claims arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, and will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in investigating or defending any such Claim; provided, however, that NRC shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in any Registration Document in reliance upon and in conformity with written information furnished to NRC by or on behalf of such indemnified party specifically for use in such Registration Document.

                  (b) In connection with any registration statement in which Lender is participating pursuant to this Exhibit C, Lender shall indemnify, to the extent permitted by law, and hold harmless NRC, each of its directors, each of its officers who have signed the registration statement, each other person, if any, who controls NRC within the meaning of Section 15 of the 1933 Act, and each underwriter, and each other person, if any, who controls the underwriter within the meaning of Section 15 of the 1933 Act, against any Claims to which each such indemnified party may become subject under the 1933 Act or otherwise, insofar as such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Document, or insofar as any Claims arise out of or are based upon the omission or alleged omission to state in any Registration Document a material fact required to be stated therein or necessary to make the statements made therein not misleading, and will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in investigating or defending any such claim; provided, however, that such indemnification or reimbursement shall be payable only if, and to the extent that, any such Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Registration Document in reliance upon and in conformity with written information furnished to NRC by the Lender specifically for use in such Registration Document and, provided further, that such indemnification or reimbursement shall not apply if any such Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in such written information as a result of NRC's failure or refusal to address any comments made by Lender under Section 5(a).


                  (c) Any person entitled to indemnification under Sections 4(a) or 4(b) above shall notify promptly the indemnifying party in writing of the commencement of any Claim if a claim for indemnification in respect thereof is to be made against an indemnifying party under this Section 4, but the omission of such notice shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under
Section 4(a) or 4(b), except to the extent that such failure shall adversely affect any indemnifying party or its rights hereunder. In case any action is brought against the indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it chooses, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party; and, after notice from the indemnifying party to the indemnified party that it so chooses, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the Claim within twenty (20) days after receiving notice from the indemnified party that the indemnified party believes it has failed to do so; (ii) if the indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there are legal defenses available to the indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there are legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any reasonable expenses therefor; provided, that no indemnifying party shall be subject to any liability for any settlement of a Claim made without its consent (which may not be unreasonably withheld, delayed or conditioned). If the indemnifying party assumes the defense of any Claim hereunder, such indemnifying party shall not enter into any settlement without the consent of the indemnified party if such settlement attributes liability to the indemnified party (which consent may not be unreasonably withheld, delayed or conditioned).

                  (d) If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless, an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other from such offering of securities. If, however, the allocation provided in the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required by Section 4 (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. Notwithstanding the foregoing, the Lender and any controlling person thereof, if any, shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by it and distributed to the public were offered to the public exceeds the amount of any damages which the Lender has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  (e) The provisions of this Section 4 shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

     5. NRC Requirements With Respect to Registration. If and whenever NRC is required by the provisions hereof to use its best efforts to register any Registrable Securities under the 1933 Act, NRC shall, as expeditiously as possible under the circumstances:

                  (a) Prepare and file with the SEC a registration statement and any amendments or supplements thereto with respect to such Registrable Securities and use its best efforts to cause such registration statement to become and remain effective; provided, however, that before filing with the SEC a registration statement or a prospectus or any amendments or supplements thereto, NRC will (i) furnish to counsel selected by Lender copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel (if the Registrable Securities to be included in a registration statement are to be included pursuant to Section 2 above, such counsel shall provide its comments, if any, within three (3) days after receipt of such documents and such comments may or may not be addressed by NRC in its sole and absolute discretion and the failure by counsel to timely deliver comments shall be deemed to mean that counsel has no comments), and (ii) notify Lender of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement current and to comply with the provisions of the 1933 Act, and any regulations promulgated thereunder, with respect to the sale or disposition of all Registrable Securities covered by the registration statement required to effect the distribution of the securities, including any period then permitted under Rule

415 promulgated by the SEC pursuant to the 1933 Act, but in no event shall NRC be required to do so for a period of more than two (2) years following the effective date of the registration statement (not including any period in which sales of Registrable Securities cannot be made thereunder).

                  (c) Promptly notify the Lender of the effectiveness of such registration statement.

                  (d) Furnish to the Lender copies (in reasonable quantities) of such registration statement and each amendment and supplement thereto; summary, preliminary, final, amended or supplemented prospectuses, in conformity with the requirements of the 1933 Act and any regulations promulgated thereunder; and other documents as reasonably may be requested by Lender in order to facilitate the disposition of the securities, but only while NRC is required under the provisions hereof to keep the registration statement current.

                  (e) Use its best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions of the United States as the Lender shall reasonably request, and do any and all other acts and things which may be reasonably requested to enable Lender to consummate the disposition of the Registrable Securities in such jurisdictions.

                  (f) Use its best efforts to cause such securities to be registered to be listed on each securities exchange on which similar securities issued by NRC are then listed.

                  (g) Enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as Lender or the underwriters retained by Lender, if any, reasonably request in order to expedite or facilitate the disposition of such securities to be registered, including customary indemnification.

                  (h) Notify Lender at any time when a prospectus relating to any such Registrable Securities covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and promptly prepare and furnish to Lender a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (i) As soon as practicable after the effective date of the registration statement, and in any event within eighteen (18) months thereafter, make generally available to Lender an earnings statement (which need not be audited) covering a period of at least twelve (12) consecutive months beginning after the effective date of the registration statement which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act, including, at NRC's option, Rule 158 thereunder. To the extent that NRC files such information with the SEC in satisfaction of the foregoing, NRC need not deliver the above referenced earnings statement to Lender.

                  (j) Upon request, deliver promptly to counsel of Lender copies of all correspondence between the SEC and NRC, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement and permit Lender to do such investigation at Lender's sole cost and expense, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary. Lender agrees that it will use its best efforts not to interfere unreasonably with NRC's business when conducting any such investigation.

                  (k) Provide a transfer agent and registrar located in the United States for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement.

                  (l) Pay all Registration Expenses incurred in connection with a registration of Registrable Securities requested pursuant to this Exhibit C, whether or not such registration statement shall become effective; provided that Lender shall pay all underwriting discounts, commissions and transfer taxes, if any, relating to the sale or disposition of Lender's Registrable Securities pursuant to a registration statement requested pursuant to Section 1 above. As used herein, "Registration Expenses" means any and all reasonable and customary expenses incident to performance of or compliance with the registration rights set forth herein, including, without limitation, (i) all SEC and stock exchange registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities but no other expenses of the underwriters or their counsel), (iii) all printing, messenger and delivery expenses, and (iv) the reasonable fees and disbursements of counsel for NRC and NRC's independent public accountants.

     6. Specific Performance. NRC acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of Section 1 through
Section 5 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in Section 1 through Section 5 may be specifically enforced.

     7. Relation to Stock Purchase and Sale Agreement. This Exhibit C shall be deemed to constitute a part of the Agreement for all purposes, all of the provisions of which shall be applicable with respect to this Exhibit C.